Exhibit 99.2

Rising Dragon Acquisition Corp. Announces Closing of $57.5 Million Initial Public Offering

SHANXI, CHINA, Oct. 15, 2024 (GLOBE NEWSWIRE) -- Rising Dragon Acquisition Corp. (NASDAQ: RDAC) (the “Company”) announced today that it closed its initial public offering of 5,750,000 units at $10.00 per unit, including the full exercise of the underwriters’ option to purchase up to an additional 750,000 units to cover over-allotments. Each unit consists of one ordinary share and one right. Each right entitles the holder thereof to receive one-tenth (1/10) of one ordinary share upon the consummation of an initial business combination.

The units are listed on the NASDAQ Capital Market (“NASDAQ”) and began trading under the ticker symbol “RDACU” on October 11, 2024. Once the securities comprising the units begin separate trading, the ordinary shares and rights are expected to be listed on NASDAQ under the symbols “RDAC” and “RDACR,” respectively.

Lucid Capital Markets acted as sole book running manager in the offering. Loeb & Loeb LLP is serving as legal counsel to the Company. Blank Rome LLP is serving as legal counsel to Lucid Capital Markets. Maples & Calder (Hong Kong) LLP is serving as Cayman Islands legal counsel to the Company.

A registration statement on Form S-1, as amended (File No. 333-280026), relating to these securities was filed with the Securities and Exchange Commission (“SEC”) and became effective on October 10, 2024. A final prospectus relating to the offering was filed with the SEC and is available on the SEC’s website at http://www.sec.gov. The offering was made only by means of a prospectus forming part of the effective registration statement. Electronic copies of the prospectus relating to this offering may be obtained from Lucid Capital Markets, 570 Lexington Avenue, 40th Floor, New York, NY 10022.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Rising Dragon Acquisition Corp.

Rising Dragon Acquisition Corp. is a blank check company newly incorporated as a Cayman Islands exempted company with limited liability for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

Wenyi Shen
woody.shen@hywincapital.cn
Rising Dragon Acquisition Corp.
No. 604, Yixing Road, Wanbolin District, Taiyuan City,
Shanxi Province, People’s Republic of China